As filed with the Securities and Exchange Commission on January 15, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Keros Therapeutics, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	81-1173868
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
99 Hayden Avenue, Suite 120, Building E
Lexington, Massachusetts 02421
(Address of principal executive offices) (Zip code)
2020 Equity Incentive Plan
2020 Employee Stock Purchase Plan
(Full title of the plan)
Jasbir Seehra
Chief Executive Officer
Keros Therapeutics, Inc.
99 Hayden Avenue, Suite 120, Building E
Lexington, Massachusetts 02421
Tel: (617) 314-6297
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Marc A. Recht Ryan S. Sansom Brandon Fenn Cooley LLP 500 Boylston Street Boston, Massachusetts 02116 (617) 937-2300	Esther Cho Head of Legal Keros Therapeutics, Inc. 99 Hayden Avenue, Suite 120, Building E Lexington, Massachusetts 02421 (617) 314-6297
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
2020 Equity Incentive Plan Common Stock, $0.0001 par value per share	927,714 shares	(2)	$ 71.17	(4)	$ 66,025,405.38	(4)	$ 7,204
2020 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share	231,928 shares	(3)	$ 60.49	(5)	$ 14,029,324.72	(5)	$ 1,531
Total:	1,159,642 shares						$ 8,735
(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), that become issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) or 2020 Employee Stock Purchase Plan (the “2020 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)Represents shares of the Common Stock that were automatically added to the shares authorized for issuance under the 2020 Plan on January 1, 2021 pursuant to an “evergreen” provision contained in the 2020 Plan. Pursuant to such provision, on January 1st of each year commencing in 2021 and ending on (and including) January 1, 2030, the number of shares authorized for issuance under the 2020 Plan is automatically increased by a number equal to four percent (4.0%) of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year. Notwithstanding the foregoing, the Registrant’s Board of Directors may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of common stock than would otherwise occur pursuant to the preceding sentence.
(3)Represents shares of the Common Stock that were automatically added to the shares authorized for issuance under the 2020 ESPP on January 1, 2021 pursuant to an “evergreen” provision contained in the 2020 ESPP. Pursuant to such provision, on January 1st of each year commencing in 2021 and ending on (and including) January 1, 2030, the number of shares authorized for issuance under the 2020 ESPP is automatically increased by a number equal to the lesser of (i) one percent (1.0%) of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, and (ii) four hundred fifty-five thousand eight hundred fifty-two (455,852) shares of Common Stock. Notwithstanding the foregoing, the Registrant’s Board of Directors may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of common stock than would otherwise occur pursuant to the preceding sentence.
(4)Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is based upon the price of $71.17 per share, which was the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on January 11, 2021 (rounded up to the nearest cent).
(5)Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is based upon the price of $71.17 per share, which was the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on January 11, 2021 (rounded up to the nearest cent), multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2020 ESPP.

EXPLANATORY NOTE
The Registrant is filing this Registration Statement on Form S-8 for the purpose of registering (a) 927,714 shares of the Registrant’s common stock, par value $0.0001 (the “Common Stock”), issuable to eligible persons under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”), which Common Stock is in addition to the shares of Common Stock registered on the Registrant’s Form S-8 filed on April 17, 2020 (File No. 333-237732) (the “Prior Registration Statement”) and (b) 231,928 shares of Common Stock issuable to eligible persons under the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”), which Common Stock is in addition to the shares of Common Stock registered on the Prior Registration Statement.
This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement, to the extent relating to the registration of Common Stock issuable under the 2020 Plan and the 2020 ESPP, are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.
PART II
ITEM 8.    EXHIBITS

Exhibit Number	Description	Incorporated by Reference
		Schedule Form	File Number	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation, as currently in effect.	8-K	001-39264	3.1	April 13, 2020
4.2	Amended and Restated Bylaws, as currently in effect.	8-K	001-39264	3.2	April 13, 2020
4.3	Form of Common Stock Certificate.	S-1/A	333-237212	4.2	April 1, 2020
5.1*	Opinion of Cooley LLP.
23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Cooley LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Form S-8).
99.1	2020 Equity Incentive Plan.	S-1/A	333-237212	10.4	April 1, 2020
99.2	Forms of Stock Option Grant Notice, Option Agreement, Notice of Exercise, Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement for the 2020 Equity Incentive Plan.	S-1/A	333-237212	10.5	April 1, 2020
99.3	2020 Employee Stock Purchase Plan.	S-1/A	333-237212	10.6	April 1, 2020
_______________
*Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Massachusetts, on this 15th day of January, 2021.

KEROS THERAPEUTICS, INC.

By:	/s/ Jasbir Seehra
	Name:	Jasbir Seehra
	Title:	Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jasbir Seehra, Ph.D. and Keith Regnante, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Jasbir Seehra	Chief Executive Officer and Director (Principal Executive Officer)	January 15, 2021
Jasbir Seehra

/s/ Keith Regnante	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 15, 2021
Keith Regnante

/s/ Nima Farzan	Director	January 15, 2021
Nima Farzan

/s/ Carl Gordon	Director	January 15, 2021
Carl Gordon

/s/ Mary Ann Gray	Director	January 15, 2021
Mary Ann Gray

/s/ Tomer Kariv	Director	January 15, 2021
Tomer Kariv

/s/ Julius Knowles	Director	January 15, 2021
Julius Knowles

/s/ Ran Nussbaum	Director	January 15, 2021
Ran Nussbaum